Exhibit 23

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Covalent Group, Inc. and subsidiaries on Form S-8 (File Numbers 33-95602 and 333-37756) and Form S-3 (File Number 333-44096), of our report dated March 10, 2003, appearing in the Annual Report on Form 10-KSB of Covalent Group, Inc. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

March 26, 2003